                                                             Wallace E. Breitman
                                             Sr. Vice President, Human Resources
                                           Telephone:               858-385-6521
                                                 Fax:               858-385-6061
                                              E-mail:        wbreitman@cymer.com


May 4, 2000

Brian C. Klene
72 Farrer Road
Belmont #05-04, Gallop Gables
Singapore 268851

Dear Brian:

It is my pleasure to offer you the position of Senior Vice President, Marketing and Business Development, for Cymer, Inc. This position reports to the President, Cymer, Inc. Cymer's dynamic environment will offer you both challenges and opportunities. All who have met you are very impressed with your qualifications and potential, and believe you can make a significant contribution to our future success. The specific terms of our offer to you are:

BASE SALARY:         Your initial base salary will be $8,269.23 bi-weekly,
                     the equivalent of $215,000.00 per year. You will receive a performance-based merit review in January of each year.

START DATE:          We would like you to begin work on as soon as possible,
                     on a date mutually agreed upon by you and the President.

SIGN-ON BONUS:       You will be granted a Sign-on bonus of $100,000.00 net.
                     This bonus will be paid to you in your first regular paycheck. In the event your employment terminates within one year of your start date, you will be required to repay the prorated bonus amount.

INCENTIVE BONUS:     You will be eligible to participate in the Cymer 2000
                     Executive Incentive Bonus Plan. Your annual target bonus will be 80.0% of your base salary. The bonus parameters are: 33.3% is based on the company achieving its annual net profit target; 33.3% is based on the company achieving its annual revenue target; and 33.3% is based on your achieving specific MBOs to be determined between you and the president after you begin work. Your year
                     2000 bonus payments will be based on your actual base payroll. In addition, you will be eligible for a 5.0%
                     Profit Sharing Bonus if the Company achieves its 2000 revenue and operating profit targets. Both Bonus and Profit Sharing, if paid, will be based on your actual
                     2000 Cymer base payroll.

STOCK OPTION:        Subject to the approval of the Compensation Committee of
                     the Board of Directors, you will be granted the approval to acquire 150,000 shares of Cymer Common Stock in accordance with the Company's 1996 Stock Option Plan.
                     The request will be presented to the Committee for action at its first regular meeting after you have become an employee of the Company. The exercise price of the option will be the closing market price on the date you join Cymer. Vesting of your options will be as follows:
                     a) 35,000 options will be 100% vested at the close of your first day of employment;
                     b) 15,000 options will be 100% vested after three (3) months of employment;
                     c) 100,000 shares will vest per the Company's normal vesting schedule over four years, twenty-five percent vesting after one year of service, and one forty-eighth
                     (1/48) vesting monthly thereafter.

                                                             Wallace E. Breitman
                                             Sr. Vice President, Human Resources
                                           Telephone:               858-385-6521
                                                 Fax:               858-385-6061
                                              E-mail:        wbreitman@cymer.com


RELOCATION:          We recognize that your move to San Diego will require
                     some effort and expense. To help offset these expenditures, you will be paid a net Relocation Bonus of up to two months base salary, to be paid not later than the end of your first week of work. A Taxability of Moving Expense Reimbursements summary has been enclosed for your assistance. In the event that you voluntarily terminate your employment with CYMER within one year of your date of hire, you will be required to repay the prorated amount of your relocation benefit. In addition to your relocation bonus, the following relocation benefits will be paid by Cymer in order to assist in your move to San Diego:

                     - One (1) house-hunting trip for you and your family from Singapore to San Diego for up to seven (7) days. The Company will pay for round-trip coach air-fare, hotel accommodations, and a rental car. Please contact Tammy Tistle at (858) 385-6587 for assistance in making these reservations.

                     - Temporary housing in a corporate apartment or similar accommodations, of Cymer's choice, for a period no longer than ninety (90) days.

                     - Actual costs of packing, transportation, unpacking, insurance, and storage for up to 90 days, of your normal household goods and personal effects, not to exceed 18,000 pounds total, from Singapore to San Diego, and/or from Boise, Idaho or similar location. The bulk of this shipment will be made by surface transportation. For air shipment you will be permitted a limit of one "LDN" 94.5 cubic foot container for yourself and one "D" 63.5 cubic foot container each for your wife and children.

                     - Items not covered under this offer with regard to shipping are boats, planes, ski mobiles and other recreational vehicles, aquariums, articles of extraordinary value (jewelry, furs, precious stones, stamp or coin collections, wills, stocks, etc.), firearms, ammunition, combustibles, playground equipment or items of a similar nature.

                     - The Company will reimburse you up to $300 for shipment of household pets from Singapore to San Diego. Shipping/importation arrangements and boarding/quarantine costs will be your responsibility.

                     - Any duty or customs fees imposed on normal household goods, including those acquired by you in Singapore, will be reimbursed by the Company. Customs duties assessed on expensive furs, clothing, trademark items and non-approved high value items will be your responsibility.

                     - One-way coach air travel for you and your family from Singapore to San Diego, California when you begin work at Cymer.

                     Ms. Kirsten Gilbert, 858-385-6512, will help you coordinate your relocation to San Diego, including coordinating with the moving company, travel, and temporary accommodations.

OTHER: You will be eligible for coverage under the Company's Group Health Plans on the first day of your employment.

                                                             Wallace E. Breitman
                                             Sr. Vice President, Human Resources
                                           Telephone:               858-385-6521
                                                 Fax:               858-385-6061
                                              E-mail:        wbreitman@cymer.com



                     You will be eligible to enroll in the Company's 401(k) Retirement Plan on the first of the month following completion of 30 days of service.

                     As a member of senior management, you will not accrue either vacation or sick leave. You may take vacation time and sick leave as needed and appropriate, based on the requirements of your job and the approval of your manager.

                     We have enclosed details of our benefits package for your review.

Cymer employees are hired and work as employees-at-will, and we expect you to comply with our standard conditions of employment such as entering into a proprietary rights and confidentiality agreement, and providing the necessary proof of citizenship or other status that enables the Company to legally employ you. For the safety of our company and the security of our technologies, all prospective employees are subject to a background check, which may or may not be completed before you start work at Cymer. Employment, or continued employment, with Cymer is contingent on satisfactory results of this investigation.

I hope you will decide to join the Cymer team, as our success is derived from the people who work here. You may accept this offer by signing below, indicating your anticipated start date, and returning one copy of this letter to me in the enclosed envelope. We will expect a reply from you no later than May 12, 2000, after which we will consider this offer closed. Please retain the extra original of this letter for your personal records.

We ask that your start date be on a Monday; this will allow us to participate in the regular Employee Orientation Program and begin your new-hire paperwork. Please report to our administration building (CS-1) at 16750 Via Del Campo Court at 8:00 am and bring this entire packet of information (with all necessary forms completed) with you. Directions to this building have been enclosed for your use. Should you have any questions, please contact me at 858-385-6521.

Sincerely,


Wallace E. Breitman
Sr. Vice President, Human Resources

I accept Cymer's offer of employment:

/s/ BRIAN C. KLENE                         May 8, 2000
---------------------------             ------------------------
    Brian C. Klene                      Date Signed
Signature


As soon as possible
---------------------------
Expected Start Date


June 12, 2000
---------------------------
Employment Start Date



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